Exhibit 10.1

THIRD AMENDMENT TO THE
ST. JOE COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2002)

Pursuant to Section 9.1 of The St. Joe Company Supplemental Executive Retirement Plan (As Amended and Restated Effective January 1, 2002) (hereinafter the “Plan”), said Plan is hereby amended effective January 1, 2005, as follows:

1. Section 2.4 of the Plan is amended and restated in its entirety to read as follows:

“2.4 ‘Annuity Starting Date’

Means the dates as of which a lump sum distribution is made to a Participant or Beneficiary.”

2.	Section 4.3(a) of the Plan is amended and restated in its entirety to read as follows:

“(a) A Participant’s Account shall be credited with Interest for the Plan Year. Interest shall be credited (except as hereinafter provided) on the last day of the Plan Year and shall be determined by multiplying the balance in the Participant’s Account as of the first day of the Plan Year by the Applicable Interest Rate for the Plan Year. If the Participant’s Annuity Starting Date occurs in a Plan Year, Interest shall be credited as of the Participant’s Annuity Starting Date by prorating the otherwise Applicable Interest Rate based upon the number of complete calendar months which have elapsed from the beginning of the Plan Year to the Participant’s Annuity Starting Date.”

3.	Section 6.1 of the Plan is amended and restated in its entirety to read as follows:

“6.1 Payment upon Termination of Service

If the service of a Participant with the Employer shall be terminated for any reason other than death, such Participant’s vested Account shall be paid to him by the Employer. Payment of such benefits shall be made on the later of December 31 or six (6) months following such termination. The amount of any lump sum distribution shall be based on the value of the Participant’s vested Account as of the last day of the month immediately preceding the payment date.”

4.	Section 6.3 of the Plan is amended and restated in its entirety to read as follows:

“6.3 Mode of Payment
Except in the case of a Participant who began receiving a distribution of his account in installments beginning in the 2005 Plan year or earlier, any vested Account payable under the Plan shall be paid as a lump sum.”

5.	Section 6.4 of the Plan is hereby eliminated.

6.	New Section 9.3 is hereby added to the Plan as follows:

“9.3 Compliance with Code Section 409A
Notwithstanding the provisions of Section 9.1 and 9.2 above, no such amendment or termination shall be permitted if it would result in the imposition of the additional 20% tax on a Participant’s accrued benefit as of the date of such action as provided in Code Section 409A and the regulations and guidance issued thereunder, or would otherwise adversely affect a Participant’s accrued benefit as of the date of such action.”

IN WITNESS WHEREOF, The St. Joe Company has caused this Amendment to be executed, effective as of the date first set forth above, by its duly authorized officer.

THE ST. JOE COMPANY

Dated: September 18, 2006	By: /s/ Jay Romans

Jay Romans Senior Vice President, Human Resources